EXHIBIT 1.2

EMERA INCORPORATED

as Issuer

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

as the U.S. trustee, the U.S. registrar, the U.S. paying agent and the U.S. transfer agent

and

CST TRUST COMPANY

as the Canadian trustee, the Canadian registrar and the Canadian transfer agent

FIRST SUPPLEMENTAL INDENTURE

PROVIDING FOR THE ISSUE OF

$1,200,000,000 PRINCIPAL AMOUNT OF

6.75% FIXED-TO-FLOATING SUBORDINATED

NOTES — SERIES 2016-A DUE JUNE 15, 2076

Dated as of June 16, 2016

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TABLE OF CONTENTS

(continued)

		Page

ARTICLE 9 MISCELLANEOUS		15
9.1	Counterparts	15
9.2	Language of Indenture	16

SCHEDULE 2.3 FORM OF REGISTERED NOTE — SERIES 2016-A		1

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THIS FIRST SUPPLEMENTAL INDENTURE dated as of June 16, 2016,

BETWEEN:

EMERA INCORPORATED, a company established under the laws of the Province of Nova Scotia,

(hereinafter called the “Issuer”)

OF THE FIRST PART

- and –

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company, as the U.S. trustee, the U.S. registrar, the U.S. paying agent and the U.S. transfer agent,

(hereinafter called the “U.S. Trustee”)

OF THE SECOND PART

- and -

CST TRUST COMPANY, a trust company existing under the federal laws of Canada, as the Canadian trustee, the Canadian registrar and the Canadian transfer agent,

(hereinafter called the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustee”)

OF THE THIRD PART

WHEREAS by a trust indenture (the “Original Indenture”) dated as of June 16, 2016 between the Issuer, the U.S. Trustee and the Canadian Trustee, provision was made for the issue of subordinated notes of the Issuer without limitation as to the aggregate principal amount but issuable only subject to the provisions of the Original Indenture;

WHEREAS the Issuer is desirous of issuing subordinated notes under the provisions of the Original Indenture, and this supplemental indenture, as a Series of Notes to be designated as 6.75% Fixed-to-Floating Subordinated Notes — Series 2016-A Due June 15, 2076 (the “Notes — Series 2016-A”);

WHEREAS the Issuer and the Trustee have agreed to supplement the Original Indenture as herein provided;

WHEREAS all necessary action has been taken by the Issuer to make the Notes — Series 2016-A, when certified by the Trustee and issued as provided in this supplemental indenture, valid, binding and legal obligations of the Issuer with the benefits and subject to the terms of the Original Indenture and to make this supplemental indenture a valid and binding agreement of the Issuer, in accordance with its terms; and

WHEREAS the foregoing recitals are made as representations and statements of fact by the Issuer and not by the Trustee.

NOW THEREFORE THIS INDENTURE WITNESSETH and it is hereby covenanted, agreed and declared as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this supplemental indenture, unless there is something in the subject matter or context inconsistent therewith:

“Additional Amounts” has the meaning ascribed to such term in Section 2.5.1;

“Automatic Conversion” has the meaning ascribed to such term in Section 4.1.1;

“Automatic Conversion Event” means an event giving rise to an Automatic Conversion, being the occurrence of any one of the following: (i) the making by the Issuer of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada), (ii) any proceeding instituted by the Issuer seeking to adjudicate it a bankrupt or insolvent or, where the Issuer is insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the Issuer or any substantial part of its property and assets in circumstances where the Issuer is adjudged a bankrupt or insolvent, (iii) a receiver, interim receiver, trustee or other similar official is appointed over the Issuer or for any substantial part of its property and assets by a court of competent jurisdiction in circumstances where the Issuer is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, or (iv) any proceeding is instituted against the Issuer seeking to adjudicate it a bankrupt or insolvent, or where the Issuer is insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the Issuer or any substantial part of its property and assets in circumstances where the Issuer is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, and either such proceeding has not been stayed or dismissed within sixty (60) days of the institution of any such proceeding or the actions sought in such proceedings occur (including the entry of an order for relief against the Issuer or the appointment of a receiver, interim receiver, trustee, or other similar official for it or for any substantial part of its property and assets);

“Canadian Taxes” has the meaning ascribed to such term in Section 2.5.1;

“Closing Date” means June 16, 2016;

“Common Shares” means the common shares in the capital of the Issuer;

“Conversion Preferred Shares” means the newly issued series of first preferred shares of the Issuer to be issued to Holders of Notes — Series 2016-A upon an Automatic Conversion;

“Conversion Time” has the meaning ascribed to such term in Section 4.1.1;

“Deferral Date” has meaning ascribed to such term in Section 5.1.1;

“Deferral Period” has the meaning ascribed to such term in Section 5.1.1;

“Equity Credit Methodology” means the methodology or criteria employed by Moody’s or S&P for purposes of assigning equity credit to securities such as the Notes — Series 2016-A that was effective on the date of the original issuance of the Notes — Series 2016-A;

“Excluded Holder” has the meaning ascribed to such term in Section 2.5.1.

“Holders” means the registered holders, from time to time, of the Notes — Series 2016-A or, where the context requires, all of such holders;

“Indebtedness” means any bonds, debentures or other obligations with respect to borrowed money;

“Ineligible Person” means any Person whose address is in, or whom the Issuer or its transfer agent has reason to believe is a resident of, any jurisdiction outside of Canada and the United States of America to the extent that: (i) the issuance or delivery by the Issuer to such Person, upon an Automatic Conversion, of Conversion Preferred Shares, would require the Issuer to take any action to comply with securities or analogous laws of such jurisdiction; or (ii) withholding tax would be applicable in connection with the delivery to such Person of Conversion Preferred Shares upon an Automatic Conversion.

“Interest Payment Date” means, prior to and including June 15, 2026, June 15 (other than June 15, 2016) and December 15 and, starting on September 15, 2026, March 15, June 15, September 15 and December 15 of each year during which any Notes — Series 2016-A are outstanding, until the Maturity Date;

“Interest Period” means, initially, the period from and including the Closing Date to but excluding December 15, 2016 and thereafter from and including each Interest Payment Date to but excluding the next following Interest Payment Date;

“Interest Reset Date” means June 15, 2026 and every March 15, June 15, September 15 and December 15 of each year during which any Notes — Series 2016-A are outstanding thereafter until the Maturity Date, on which dates the interest rate on the Notes — Series 2016-A will be reset as described on the Form of Registered Notes — Series 2016-A attached as Schedule 2.3 hereto;

“LIBOR” means, for any Interest Period, the rate for U.S. dollar borrowings appearing on page LIBOR01 of the Reuters Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Issuer from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then “LIBOR” for such Interest Period shall be the rate at which U.S. dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of an agent selected by the Issuer in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period;

“Maturity Date” means June 15, 2076;

“Moody’s” means Moody’s Investor Service, Inc.;

“Notes — Series 2016-A” means the $1,200,000,000 principal amount of 6.75% Fixed-to-Floating Subordinated Notes — Series 2016-A due June 15, 2076 issued by the Issuer hereunder;

“Original Indenture” has the meaning ascribed to such term in the first recital to this supplemental indenture;

“Rating Event” means the amount of equity credit assigned to the Notes — Series 2016-A by Moody’s or S&P has been reduced due to any amendment to, clarification or change in, the Equity Credit Methodology.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.;

“Tax Event” means the Issuer has received an opinion of independent counsel of a nationally recognized law firm in Canada or the United States experienced in such matters (who may be counsel to the Issuer) to the effect that, as a result of, (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada or the United States or any political subdivision or taxing authority thereof or therein, affecting taxation; (ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”); or (iii) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each of case (i), (ii) or (iii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date of issue of the Notes — Series 2016-A, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that the Issuer is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes — Series 2016-A (including the treatment by the Issuer of interest on the Notes — Series 2016-A), as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority; and

“this supplemental indenture”, “hereto”, “hereby”, “hereunder”, “hereof”, “herein” and similar expressions refer to this supplemental indenture and not to any particular article, section, subdivision or other portion hereof, and include any and every supplemental indenture.

Words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine gender and vice versa.

1.2	Interpretation Not Affected By Headings, etc.

The division of this supplemental indenture into Articles and Sections, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this supplemental indenture.

1.3	Incorporation of Certain Definitions

All terms contained in this supplemental indenture which are defined in the Original Indenture, as supplemented and amended to the date hereof, shall, for all purposes hereof, have the meanings given to such terms in the Original Indenture, as so supplemented and amended, unless otherwise defined herein or unless the context otherwise specifies or requires.

1.4	Definition of “this Indenture”

The term “this Indenture”, whenever used herein, means the Original Indenture as supplemented and amended by this supplemental indenture.

1.5	Additional Provisions Relating to the Notes — Series 2016-A

1.5.1 For the purposes of this supplemental indenture and the Notes — Series 2016-A, the restrictions set forth in Section 8.1 of the Original Indenture shall be supplemented by a requirement that the Issuer shall not merge, amalgamate, consolidate with any other Person or sell, lease or convey all or substantially all of its assets to any Person, unless, if the Successor Entity or Person that acquires all or substantially all of the assets of the Issuer is organized under the laws of a jurisdiction other than the laws of Canada or any province of territory thereof or the United States, any state thereof or the District of Columbia, such Successor Entity shall assume the Issuer’s obligations under this supplemental indenture to pay Additional Amounts, with the name of such successor jurisdiction being included in addition to Canada in each place that Canada appears in Section 2.5.1.

1.5.2 For the purposes of this supplemental indenture and the Notes — Series 2016-A, with respect to any matter affecting the Notes — Series 2016-A or rights of the Holders thereof, “Extraordinary Resolution” means (i) the written consent of Holders of not less than a majority of the aggregate principal amount of the Notes — Series 2016-A; or (ii) an extraordinary resolution proposed at a meeting of Holders of the Notes – Series 2016-A where Holders of not less than a majority of the aggregate principal amount of the Notes — Series 2016-A are represented in person or by proxy (or a lesser amount of Holders if such meeting has been dissolved and reconvened due to failure to achieve quorum in the manner specified in the Original Indenture) and passed by the favourable votes of Holders of the Notes — Series 2016-A representing not less than 66 2/3% of the aggregate principal amount of the Notes — Series 2016-A represented at the meeting.

ARTICLE 2

THE NOTES — SERIES 2016-A

2.1	Limitation on Issue and Designation

The aggregate principal amount of the Notes — Series 2016-A that may be issued and certified hereunder shall be limited to $1,200,000,000 principal amount of the Notes designated as “6.75% Fixed-to-Floating Subordinated Notes — Series 2016-A due June 15, 2076”.

2.2	Terms of Notes — Series 2016-A

2.2.1 The Notes — Series 2016-A shall be dated as of the Closing Date, regardless of their actual date of issue, and shall mature on the Maturity Date.

2.2.2 From the Closing Date to, but excluding, June 15, 2026, the Notes — Series 2016-A will bear interest at the rate of 6.75% per annum, payable in arrears in equal semi-annual payments on each Interest Payment Date with the first payment on December 15, 2016. Notwithstanding the foregoing, the initial interest payment payable on December 15, 2016, will be $33.56 per $1,000 principal amount of the Notes — Series 2016-A. From June 15, 2026 and on every Interest Reset Date of each year during which the Notes — Series 2016-A are outstanding thereafter until June 15, 2076, the interest rate on the Notes — Series 2016-A will be reset as follows: (i) starting on June 15,

2026, on every Interest Reset Date, until June 15, 2046, the interest rate on the Notes — Series 2016-A will be reset at an interest rate per annum equal to the three month LIBOR plus 5.44%, payable in arrears, with the first payment at such rate being on September 15, 2026; and (ii) starting on June 15, 2046, on every Interest Reset Date, until June 15, 2076, the interest rate on the Notes — Series 2016-A will be reset at an interest rate per annum equal to the three month LIBOR plus 6.19%, payable in arrears, with the first payment at such rate being on September 15, 2046. Subject to Article 5, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest, in like money, at the same rates and on the same dates.

2.2.3 Interest for each Interest Period from the Closing Date to, but excluding, June 15, 2026, will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest for each Interest Period from June 15, 2026 to the Maturity Date will be calculated on the basis of the actual number of days elapsed during each such Interest Period and a 360-day year. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on the Notes — Series 2016-A, whenever the interest rate on the Notes — Series 2016-A is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days used in calculating the specified interest rate.

2.2.4 For the period from the Closing Date to June 15, 2026, if any Interest Payment Date falls on a day that is not a Business Day, the Interest Payment Date will be postponed until the next Business Day, and no further interest or other sums will accrue in respect of such postponement. For the period from June 15, 2026 to June 15, 2076, if an Interest Payment Date, other than a redemption date or the Maturity Date, falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. Also, if a redemption date or the Maturity Date of the Notes — Series 2016-A falls on a day that is not a Business Day, the payment and principal will be made on the next succeeding Business Day and no interest on such payment will accrue for the period from and after the redemption date or the Maturity Date, if applicable.

2.2.5 Interest payments will be made to Holders in whose names the Notes are registered at (i) the close of business on June 1 and December 1 (in each case, whether or not a Business Day), as the case may be, immediately preceding the relevant fixed-rate Interest Payment Date, and (ii) the close of business on March 1, June 1, September 1 and December 1 (in each case, whether or not a Business Day), as the case may be, immediately preceding the relevant floating-rate Interest Payment Date.

2.3	Form of Notes — Series 2016-A

2.3.1 Subject to Section 2.11 of the Original Indenture, the Notes — Series 2016-A shall be issued only as fully registered Notes — Series 2016-A in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

2.3.2 The Notes — Series 2016-A and the certificate of the Trustee endorsed thereon shall be in the English language (and may be in the French language) and shall be substantially in the form set out in Schedule 2.3 hereto, with such appropriate additions, deletions, substitutions and variations as the Trustee may approve and shall bear such distinguishing letters and numbers as the Trustee may approve, such approval of the Trustee to be conclusively evidenced by its certification of the Notes - Series 2016-A. In the event that any provision of the Notes — Series 2016-A in the French language, if any, shall be susceptible to an interpretation different from the equivalent provision in the English language, the interpretation of such provision in the English language shall be determinative.

2.3.3 The Notes — Series 2016-A may be engraved, printed or lithographed, or partly in one form and partly in another, as the Issuer may determine.

2.4	Registrar and Transfer Agent, Paying Agent and Calculation Agent

The Issuer hereby appoints the U.S. Trustee as the U.S. registrar and U.S. transfer agent and U.S. paying agent of the Notes — Series 2016-A and the U.S. Trustee hereby accepts such appointment. The Issuer hereby appoints the U.S. Trustee as the calculation agent to determine the amount of floating rate interest payable on the Notes — Series 2016-A from and after June 15, 2026. The Issuer hereby appoints the Canadian Trustee as the Canadian transfer agent and Canadian paying agent of the Notes — Series 2016-A and the Canadian Trustee hereby accepts such appointment.

2.5	Additional Amounts

2.5.1 All payments made by or on account of any obligation of the Issuer under or with respect to the Notes — Series 2016-A, shall be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, “Canadian Taxes”), unless the Issuer is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Issuer is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Notes — Series 2016-A, the Issuer shall pay as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction shall not be less than the amount the Holder would have received if such Canadian Taxes had not been withheld or deducted; provided, however, that no Additional Amounts shall be payable with respect to a payment made to a Holder (an “Excluded Holder”) in respect of a beneficial owner (i) with which the Issuer does not deal at arm’s length (for purposes of the Income Tax Act (Canada)) at the time of the making of such payment, (ii) which is subject to such Canadian Taxes by reason of such Holder’s failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in, the rate of deduction or withholding of, such Canadian Taxes, (iii) where all or any portion of the amount paid to such Holder is deemed to be a dividend paid to such Holder pursuant to subsection 214(16) of the Income Tax Act (Canada), or (iv) which is subject to such Canadian Taxes by reason of its carrying on business in or being connected with Canada or any province or territory thereof otherwise than by the mere holding of Notes — Series 2016-A or the receipt of payments thereunder. The Issuer shall make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required under applicable law.

2.5.2 If a Holder has received a refund or credit for any Canadian Taxes with respect to which the Issuer has paid Additional Amounts pursuant to this Section 2.6, such Holder shall pay over such refund to the Issuer (but only to the extent of such Additional Amounts), net of all out-of-pocket expenses of such Holder, together with any interest paid by the relevant tax authority in respect of such refund.

2.5.3 If Additional Amounts are required to be paid under this Section 2.5 as a result of a Tax Event, the Issuer may elect to redeem outstanding Notes — Series 2016-A pursuant to Section 3.3.

ARTICLE 3

REDEMPTION AND PURCHASE FOR CANCELLATION OF THE NOTES — SERIES 2016-A

3.1	Redemption of Notes — Series 2016-A at the Option of the Issuer

On or after June 15, 2026, the Issuer may, at its option, on giving not more than 60 days nor less than 30 days’ prior notice to the Holders thereof, redeem the Notes — Series 2016-A in whole at any time or in part from time to time on any Interest Payment Date without the consent of the Holders, at a redemption price per $1,000 principal amount of the Notes — Series 2016-A equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.2	Partial Redemption of Notes — Series 2016-A

3.2.1 If less than all the Notes — Series 2016-A are to be redeemed pursuant to Section 3.1, the Issuer shall, at least 15 days prior to the date that notice of redemption is given, notify the Trustee by Written Order of the Issuer of its intention to redeem the aggregate principal amount of the Notes — Series 2016-A to be redeemed. The Notes — Series 2016-A to be redeemed shall be selected by the Trustee on a pro rata basis, disregarding fractions, according to the principal amount of the Notes — Series 2016-A registered in the respective names of each Holder, or in such other manner as the Trustee may consider equitable, provided that such selection shall be proportionate (to the nearest minimum authorized denomination for the Notes — Series 2016-A established pursuant to Section 2.3).

3.2.2 If the Notes — Series 2016-A in denominations in excess of the minimum authorized denomination for the Notes — Series 2016-A are selected and called for redemption in part only (such part being that minimum authorized denomination or an integral multiple thereof) then, unless the context otherwise requires, references to the Notes — Series 2016-A in this Article 3 shall be deemed to include any such part of the principal amount of the Notes — Series 2016-A which shall have been so selected and called for redemption. The Holder of any Notes — Series 2016-A called for redemption in part only, upon surrender of such Notes — Series 2016-A for payment, shall be entitled to receive, without expense to such Holder, new Notes — Series 2016-A for the unredeemed part of the Notes — Series 2016-A so surrendered, and the Issuer shall execute and the Trustee shall certify and deliver, at the expense of the Issuer, such new Notes — Series 2016-A having the same terms as are set out herein upon receipt from the Trustee or the Paying Agent of the Notes — Series 2016-A so surrendered.

3.3	Early Redemption upon a Tax Event

Prior to the initial Interest Reset Date and within 90 days of a Tax Event, the Issuer may, at its option on giving not more than 60 days nor less than 30 days’ prior notice to the Holders thereof, redeem all (but not less than all) of the Notes — Series 2016-A without the consent of the Holders. The redemption price per $1,000 principal amount of the Notes — Series 2016-A shall be equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.4	Early Redemption upon a Rating Event

Prior to the initial Interest Reset Date and within 90 days of a Rating Event, the Issuer may, at its option, on giving not more than 60 days nor less than 30 days’ prior notice to the Holders thereof, redeem all (but not less than all) of the Notes — Series 2016-A without the consent of the Holders. The redemption price per $1,000 principal amount of the Notes — Series 2016-A shall be equal to 102% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.5	Special Mandatory Redemption

The Issuer will be required to redeem the Notes — Series 2016-A , in whole, on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the Notes — Series 2016-A, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to, but not including, the Special Mandatory Redemption Date if:

•	the closing of the Acquisition (as defined below) has not occurred by 5:00 p.m. New York City time on the Special Mandatory Redemption Triggering Date (as defined below); or

•	the Acquisition Agreement (as defined below) is terminated at any time prior to the Special Mandatory Redemption Triggering Date.

The “Acquisition” means the proposed acquisition by the Issuer of TECO Energy, Inc. (“TECO Energy”) pursuant to the terms of the Acquisition Agreement.

The “Acquisition Agreement” means the agreement and plan of merger dated September 4, 2015, among the Issuer, Emera U.S. Inc. and TECO Energy.

The “Special Mandatory Redemption Date” means the 20th Business Day following the earlier of the Special Mandatory Triggering Date (as defined below) and the date on which the Acquisition Agreement is terminated.

The “Special Mandatory Redemption Triggering Date” means the later of (i) December 31, 2016 and (ii) the date that is no later than June 30, 2017 if the closing of the Acquisition has been extended by Emera or TECO Energy in accordance with the terms of the Acquisition Agreement.

Notwithstanding the foregoing, installments of interest on Notes — Series 2016-A that are due and payable on the Interest Payment Date falling on or prior to the Special Mandatory Redemption date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant record dates in accordance with the Notes — Series 2016-A and this Supplemental indenture. The Issuer will cause the notice of special mandatory redemption to be sent (or delivered in accordance with the procedures of DTC) to Holders of the Notes — Series 2016-A with a copy to the Trustee, within five Business Days after the occurrence of the event triggering the special mandatory redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of the Notes — Series 2016-A to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee or a paying agent on or before such Special Mandatory Redemption Date, and the applicable conditions under Article 3 of the Original Indenture are satisfied, on and after such Special Mandatory Redemption Date, the Notes — Series 2016-A will cease to bear interest.

Upon the occurrence of the closing of the Acquisition, the foregoing provisions regarding the special mandatory redemption will cease to apply.

3.6	Notice of Redemption

Except as otherwise provided in Section 3.5, notice of any intention to redeem any Notes — Series 2016-A shall be given by or on behalf of the Issuer to the Holders of the Notes — Series 2016-A which are to be redeemed, not more than 60 days and not less than 30 days prior to the date fixed for redemption, in the manner provided in the Original Indenture. The notice of redemption shall, unless all the Notes — Series 2016-A then outstanding are to be redeemed, specify the distinguishing letters and numbers of the Notes — Series 2016-A which are to be redeemed and, if the Notes — Series 2016-A are to be redeemed in part only, shall specify that part of the principal amount thereof to be redeemed, and shall specify the redemption date, the redemption price and places of payment and shall state that all interest on the Notes — Series 2016-A called for redemption shall cease from and after such redemption date.

3.7	Purchase of the Notes — Series 2016-A for Cancellation

3.7.1 Subject to Section 5.3, the Issuer may purchase all or any of the Notes — Series 2016-A in the open market (which may include purchases from or through an investment dealer or a firm holding membership on or that is a participant of a recognized stock exchange) or by invitation for tenders or by private contract and, in each case, at any price, payable in cash.

3.7.2 If, upon an invitation for tenders, more Notes — Series 2016-A than the Issuer is willing to purchase are tendered at the same lowest price, the Notes — Series 2016-A to be purchased by the Issuer shall be selected by the Trustee pro rata, or in such other manner as the Trustee may consider equitable in compliance with applicable law, from the Notes — Series 2016-A tendered by each Holder who tendered at such lowest price. For this purpose, the Trustee may make, and from time to time amend, regulations with respect to the manner in which the Notes — Series 2016-A may be so selected and regulations so made shall be valid and binding upon all Holders, notwithstanding the fact that, as a result thereof, one or more of such Notes — Series 2016-A become subject to purchase in part only. The Holder of any Notes — Series 2016-A of which a part only is purchased, upon surrender of such Notes — Series 2016-A for payment, shall be entitled to receive, without expense to such Holder, one or more new Notes — Series 2016-A for the unpurchased part so surrendered and the Trustee shall certify and deliver such new Notes — Series 2016-A upon receipt of the Notes — Series 2016-A so surrendered.

3.8	Cancellation of the Notes — Series 2016-A

All Notes — Series 2016-A redeemed and all Notes — Series 2016-A purchased under this Article 3 shall forthwith be delivered to the Trustee and shall be cancelled by it and will not be reissued or resold, and except as provided in subsection 3.6.2, no Notes — Series 2016-A shall be issued in substitution therefor.

ARTICLE 4

AUTOMATIC CONVERSION

4.1	Automatic Conversion

4.1.1 Upon an Automatic Conversion Event, as of the Conversion Time all Notes - Series 2016-A shall be automatically converted (the “Automatic Conversion”), without the consent of the Holders, into a newly issued series of fully paid Conversion Preferred Shares with a stated issue price of $1,000 per share, for each $1,000 principal amount of Notes — Series 2016-A, together with such number of Conversion Preferred Shares (including fractional shares, where applicable) calculated by dividing the amount of accrued and unpaid interest on each $1,000 principal amount of Notes — Series 2016-A from the immediately preceding Interest Payment Date to, but excluding, the date of the Automatic Conversion Event by $1,000. The Automatic Conversion shall occur upon an Automatic Conversion Event (the “Conversion Time”). At the Conversion Time all Notes — Series 2016-A shall be deemed to be immediately and automatically surrendered and cancelled without need for further action by the Holders who shall thereupon automatically cease to Holders thereof and all rights of any such Holder as a debtholder of the Issuer shall automatically cease. For greater certainty, any Notes — Series 2016-A purchased or redeemed by the Issuer prior to the Conversion Time shall be deemed not to be outstanding, and shall not be subject to the Automatic Conversion.

4.2	Right Not to Deliver the Conversion Preferred Shares

4.2.1 Upon an Automatic Conversion of the Notes — Series 2016-A, the Issuer reserves the right not to issue some or all, as applicable, of the Conversion Preferred Shares to Ineligible Persons. In such circumstances, the Issuer will hold all Conversion Preferred Shares that would otherwise be delivered to Ineligible Persons, as agent for Ineligible Persons, and will attempt to facilitate the sale of such shares through a registered dealer retained by the Issuer for the purpose of effecting the sale (to parties other than the Issuer, its affiliates or other Ineligible Persons) on behalf of such Ineligible Persons of such Conversion Preferred Shares. Such sales, if any, may be made at any time and any price. The Issuer will not be subject to any liability for failing to sell Conversion Preferred Shares on behalf of any such Ineligible Persons or at any particular price on any particular day. The net proceeds received by the Issuer from the sale of any such Conversion Preferred Shares will be divided among the Ineligible Persons in proportion to the number of Conversion Preferred Shares that would otherwise have been delivered to them, after deducting the costs of sale and any applicable taxes, if any. The Issuer will make payment of the aggregate net proceeds to the Clearing Agency (if the Notes — Series 2016-A are then held in the book-entry only system) or to the registrar and transfer agent (in all other cases) for distribution to such Ineligible Persons in accordance with the Clearing Agency Procedures or otherwise.

ARTICLE 5

DEFERRAL RIGHT

5.1	Deferral Right

So long as no Event of Default has occurred and is continuing, the Issuer may elect, at its sole option, at any date other than an Interest Payment Date (a “Deferral Date”), to defer the interest payable on the Notes — Series 2016-A on one or more occasions for up to five consecutive years (a “Deferral Period”). Such deferral will not constitute an Event of Default or any other breach under the Original Indenture and the Notes — Series 2016-A. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Issuer pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date.

The Issuer will give the Holders of the Notes — Series 2016-A written notice of its election to commence or continue a Deferral Period at least 10 and not more than 60 days before the next Interest Payment Date.

5.2	No Limit

There shall be no limit on the number of Deferral Events that may occur.

5.3	Dividend Stopper Undertaking

Unless the Issuer has paid all accrued and payable interest the Notes — Series 2016-A, the Issuer will not:

(i)	declare any dividend on the Dividend Restricted Shares or pay any interest on any Parity Notes (other than stock dividends on Dividend Restricted Shares);

(ii)	redeem, purchase or otherwise retire any Dividend Restricted Shares or Parity Notes (except (i) with respect to Dividend Restricted Shares, out of the net cash proceeds of a substantially concurrent issue of Dividend Restricted Shares or (ii) pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Dividend Restricted Shares); or

(iii)	make any payment to holders of any of the Dividend Restricted Shares or any Parity Notes in respect of dividends not declared or paid on such Dividend Restricted Shares or interest not paid on such Parity Notes, respectively.

“Dividend Restricted Shares” means, collectively, the preferred shares of the Issuer (including the Conversion Preferred Shares) and the Common Shares of the Issuer.

“Parity Notes” means any class or series of Issuer indebtedness currently outstanding or hereafter created which ranks on a parity with the Notes — Series 2016-A (prior to any Automatic Conversion) as to distributions upon liquidation, dissolution or winding-up.

ARTICLE 6

ADDITIONAL COVENANT

6.1	Additional Covenant

The Issuer covenants for the benefit of Holders of Notes — Series 2016-A, that for so long as the Conversion Preferred Shares issuable upon the Automatic Conversion are issuable or outstanding, the Issuer will not create or issue any preferred shares which, in the event of insolvency or winding up of the Issuer, world rank in right of payment in priority to such Conversion Preferred Shares.

ARTICLE 7

INDENTURE SUPPLEMENTAL TO ORIGINAL INDENTURE

7.1	Indenture Supplemental to Original Indenture

This supplemental indenture is supplemental to the Original Indenture within the meaning of the Original Indenture and the Original Indenture, all indentures supplemental thereto and this supplemental indenture shall, subject to Section 1.9 of the Original Indenture, be read together and have the effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.

ARTICLE 8

ACCEPTANCE OF TRUSTS BY TRUSTEE

8.1	Acceptance of Trusts by Trustee

The Trustee hereby accepts the trusts and duties declared and provided for in, and as otherwise contemplated by, this supplemental indenture and hereby agrees to perform the same upon the terms and conditions set forth herein and as contemplated hereby and in the Original Indenture, in each case as supplemented or amended from time to time.

ARTICLE 9

MISCELLANEOUS

9.1	Counterparts

This supplemental indenture may be executed in several counterparts, including by facsimile or in electronic form, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the same date as of the date hereof.

9.2	Language of Indenture

The parties hereto have requested that this document, including the Schedules, be drafted in the English language.

IN WITNESS WHEREOF the parties hereto have executed this supplemental indenture under the hands of their proper officers duly authorized in that behalf.

EMERA INCORPORATED

By:	/s/ Gregory W. Blunden
	Name:	Gregory W. Blunden
	Title:	Chief Financial Officer

By:	/s/ Stephen D. Aftanas
	Name:	Stephen D. Aftanas
	Title:	Corporate Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paul Kim
	Name:	Paul Kim
	Title:	Asst. General Counsel

By:	/s/ M. Asher F. Richelli
	Name:	M. Asher F. Richelli
	Title:	EVP, GC

CST TRUST COMPANY

By:	/s/ Nelia Andrade
	Name:	Nelia Andrade
	Title:	Authorized Signatory

By:	/s/ Marta Recinos
	Name:	Marta Recinos
	Title:	Authorized Officer

SCHEDULE 2.3

FORM OF REGISTERED NOTE — SERIES 2016-A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO EMERA INCORPORATED (THE “ISSUER”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.

EMERA INCORPORATED

(a company established under the laws of Nova Scotia)

6.75% Fixed-to-Floating Subordinated Notes — Series 2016-A Due June 15, 2076

CUSIP: [●]

ISIN: [●]

EMERA INCORPORATED (the “Issuer”) for value received hereby acknowledges itself indebted and promises to pay to the registered holder hereof (the “Holder”) on June 15, 2076 or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture hereinafter mentioned, the principal sum of

● DOLLARS

$●

in lawful money of the United States on presentation and surrender of this Note — Series 2016-A (as defined below) at the principal office of the Trustee in the City of New York, New York or such other location as it may designate from time to time, and to pay interest on the principal amount hereof from and including the date hereof, or from and including the last Interest Payment Date (as defined in the Indenture) to which interest shall have been paid or made available for payment on the outstanding Notes — Series 2016-A, whichever is later, at the rate of 6.75% per annum, payable in arrears, in equal semi-annual payments on June 15 and December 15 in each year (or the next following Business Day if such date is not a Business Day) from June 15, 2016 to, but excluding, June 15, 2026. Notwithstanding the foregoing, the initial interest payment payable on December 15, 2016, will be $33.56 per $1,000 principal amount of the Notes — Series 2016-A. From June 15, 2026 and on every Interest Reset Date (as defined in the Indenture) during which the Notes — Series 2016-A are outstanding thereafter until June 15, 2076, the interest payable on the Notes — Series 2016-A will be reset as follows: (i) starting on June 15, 2026, on every Interest Reset Date, until June 15, 2046, the interest rate on the Notes — Series 2016-A will be reset at an interest rate per annum equal to the three month LIBOR plus 5.44%, payable in arrears, with the first payment at such rate being on September 15, 2026; and (ii) starting on June 15, 2046, on every Interest Reset Date, until June 15, 2076, the interest rate on the Notes — Series 2016-A will be reset at an interest rate per annum equal to the three month LIBOR plus 6.19%, payable in arrears, with the first payment at such rate being on September 15, 2046. Subject to Article 5 of the supplemental indenture referred to below, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest at the same rates and on the same dates.

This Note — Series 2016-A is one of the 6.75% Fixed-to-Floating Subordinated Notes — Series 2016-A due June 15, 2076 (the “Notes — Series 2016-A”) of the Issuer issued or issuable under the provisions of a trust indenture made as of June 16, 2016 between the Issuer, American Stock Transfer & Trust Company, LLC, as the U.S. Trustee, the U.S. Registrar, the U.S. Paying Agent and the U.S. Transfer Agent (the “U.S. Trustee”), and CST Trust Company, as the Canadian Trustee, the Canadian Registrar and the Canadian Transfer Agent (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustee”), as supplemented by a supplemental indenture dated as of June 16, 2016 between the Issuer, the U.S. Trustee and the Canadian Trustee (which trust indenture as so supplemented is herein referred to as the “Indenture”). The Notes — Series 2016-A issuable under the Indenture are limited to an aggregate principal amount of $1,200,000,000, in lawful money of the United States. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the Notes — Series 2016-A are or are to be issued and held and the rights, remedies and obligations of the holders of the Notes — Series 2016-A, of the Issuer and of the Trustee in respect thereof, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which provisions the Holder by acceptance hereof acknowledges and assents.

So long as no Event of Default has occurred and is continuing, the Issuer may elect, at its sole option, at any date other than an Interest Payment Date (a “Deferral Date”), to defer the interest payable on the Notes — Series 2016-A on one or more occasions for up to five consecutive years (a “Deferral Period”). There shall be no limit on the number of Deferral Events that may occur. Such deferral will not constitute an Event of Default or any other breach under the Indenture and the Notes — Series 2016-A. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Issuer pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date.

The Notes — Series 2016-A are issuable only as fully registered Notes — Series 2016-A in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Upon compliance with the provisions of the Indenture, the Notes — Series 2016-A of any denomination may be exchanged for an equal aggregate principal amount of the Notes — Series 2016-A in any other authorized denomination or denominations.

The Notes — Series 2016-A are direct obligations of the Issuer but are not secured by any mortgage, pledge, hypothec or other charge.

The indebtedness evidenced by this Note — Series 2016-A and by all other Notes — Series 2016-A now or hereafter certified and delivered under the Indenture is subordinated and subject in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full of all present and future Senior Indebtedness (as defined in the Indenture), whether outstanding at the date of the Indenture or thereafter created, incurred, assumed or guaranteed.

The right is reserved to the Issuer to purchase or redeem the Notes — Series 2016-A for cancellation, and in certain circumstances the Issuer will be required to redeem the Notes — Series 2016-A, in all cases in accordance with the provisions of the Indenture.

The Notes — Series 2016-A will be automatically converted into Conversion Preferred Shares upon an Automatic Conversion Event, in the manner, with the effect and as of the effective time contemplated in the Indenture.

The Indenture contains provisions making binding upon all Holders of the Notes — Series 2016-A outstanding thereunder resolutions passed at meetings of Holders of the Notes — Series 2016-A held in accordance with such provisions and instruments signed by the Holders of a specified majority of the Notes — Series 2016-A.

This Note — Series 2016-A may only be transferred, upon compliance with the conditions prescribed in the Indenture, in one of the registers to be kept at the principal office of the Trustee or other registrar in the City of New York, New York by the Holder or such Holder’s executors or administrators or other legal representatives or such Holder’s attorney duly appointed by an instrument in form and substance satisfactory to the Trustee or other registrar, and upon compliance with such reasonable requirements as the Trustee and/or other registrar may prescribe.

This Note — Series 2016-A shall be governed by and construed in accordance with the laws of the Province of Nova Scotia and the laws of Canada applicable therein.

This Note — Series 2016-A shall not become obligatory for any purpose until it shall have been certified by the Trustee under the Indenture.

IN WITNESS WHEREOF this Note — Series 2016-A has been duly executed by the Issuer.

DATED as of             ,

EMERA INCORPORATED

By:
	Name:	●
	Title:	●

By:
	Name:	●
	Title:	●

(FORM OF TRUSTEE’S CERTIFICATE)

This Note — Series 2016-A is one of the 6.75% Fixed-to-Floating Subordinated Notes — Series 2016-A due June 15, 2076 referred to in the Indenture within mentioned.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

as the U.S. Trustee and as the Authenticating Agent of the Canadian Trustee

By:
(Authorized Signing Officer)

(FORM OF REGISTRATION PANEL)

(No writing hereon except by Trustee or other Registrar)

Date of Registration	In Whose Name Registered	Trustee or Registrar

(FORM OF CERTIFICATE OF TRANSFER)

CERTIFICATE OF TRANSFER

I or we assign and transfer this Note — Series 2016-A to:

(Print or type assignee’s name, address and postal code)

and irrevocably appoint                      agent to transfer this Note — Series 2016-A on the books of Emera Incorporated. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the Notes — Series 2016-A)

Signature Guarantee:
(This signature must be guaranteed by Canadian Schedule I chartered bank or a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP)).